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                                                 'Policy Assessment Corporation


                                A Proposal for a
                      Real-time Competitive Response System


                                INTRODUCTION

 The transition from a regulated to a deregulated market presents a tumultuous time for all the companies that prospered under the "old" rules. Regulators attempt to provide an orderly transition from the past to the future that protects existing rights and commitments while simultaneously clearing the way for new free-market activities. These two demands are in economic opposition and new rules necessarily contain ambiguities and mah honst ystm insure that any definition or rule! wi I beck ous ner soi condition' (Hunt 1996, p. 61) and thereby allo con etitr res wathdt drantically changes the expected character 1t9urma eilace2 er) l996 . 64). In California, significant efforts were made to ensure the market acted as the regulators deemed appropriate. This not only causes market distortions that can be advantageous to some and detrimental to others, it also means that the rules probably will have effects contrary to the desired effect. As Richard Tabors of MIT notes:".. .the market rules cannot be gotten right on the first try if the goal is a pre-designed supervised market. The regulatory interference has prevented the types of market mechanism ... normally seen in a commodity type market"3 (Tabors 1996, p. 47). From electricity deregulation experience in other parts of the world, "the message .. is clear. It was incorrectly assumed that the new commercial entities would continue to operate by the intent of the rules, even if not formally stated, when the new structure began. But commercial markets are commercial markets, profits are profits and any commercial advantage will be taken" (Tabors 1996,




Sally Hunt and Graham Shuttleworth, Competition and Choice in Electricity, John Wiley and Sons, 1996, p. 61.

David M. Newbery, "Regulation, Public Ownership and Privatisation of the English Electricity Industry" in International Comparison ofElectricity Regulation, Richard Gilbert, and Edward Kahn, ed., Cambridge University Press, 1996.

3 "Lessons from the UK and Norway," Richard D. Tabors, IEEE Spectrum, New York, pp. 45-49.
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                                                   Policy Assessment Corporation

p. 49). The dynamics of deregulation as they relate to how competitors may act toward each other are documented further by Wolak4 and Backus.'

This proposal specifies tasks that adds the California ISO/PX simulation to and modifies the structure of the deregulation dynamics model developed by Systematic Solutions, Inc., to faithfully reflect the specific rules and protocols associated with the California market of January 1, 1998. The purpose of the effort is to ensure that competitors cannot take advantage of opportunities that the rules provide to the undue detriment of Edison International. The modeling system would be a tool equally applicable to all energy- market divisions of Edison International, such as generation and the UDC.

This proposal brings together the talents of Perot System Consultants (PSC), Systematic Solutions, Inc. (SSI), and Policy Assessment Corporation (PAC) experts on deregulation and PX/ISO operation. To our knowledge, no other individual or group of organizations is capable of providing the type of system proposed.


4 Frank A Wolak and R.H. Patrick, "The Impacts of Market Rules and Market Structure on the Price Determination in the England and Wales Electricity Market, Stanford University Department of Economics Working Paper," April 1997. Available on www-path.eecs.berkeley.edu/UCENERGY.

5 George A. Backus, The Dynamics of U.S. Electric Utility Deregulation, U.S. Department of Energy, Office of Utility Technology, Washington D.C., August 1996.

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                                                   Policy Assessment Corporation

                                 THE PROJECT

This project is divided into three or more phases to verify that each current phase indicates the success of the next phase. Careful consideration of the project goals strongly indicates minimal technical risk under all hypothesized conditions. The changing ground of the California deregulation process, however, indicates that certain tasks may not be needed, that some tasks may need to be redefined and that other tasks may need to be added in Phases II and m. For example, last minute (December) modifications to the ISO protocols would require that our ISO simulation model be modified accordingly. This proposal provides for the testing of the complete system in Phase I, followed by two other phases contingent on a best guess expectation of the PX/ISO release of specifications, an exhaustive model testing regimen, and Edison International staff training needs.

Phase I

The first phase, called the "functional model phase," reviews all the information of the California ISO and PX as well as any other relevant commission rulings to determine any areas where competitors could find opportunities. These are translated to strategies and incorporated into the existing strategy options within the current deregulation model framework. The sir n ofAway thathe act rates is also incorporated into th mod q E rotystem&Consul.ng (PSC)ashelp designed these tools for the actual S '< ISt 1hs te st cat to ke sure this project provides valid Sims f a t iO o. Furth PSC's intimate knowledge of PX/ISO protocols has a particular advantage for this project.

The deregulation framework contains detailed demand, energy, financial and physical representations of all the known potential players in the California market. (Unanticipated entities can be added as needed.) The short-term forecasts for California and local competitors demands are determined endogenously so that the generation available to serve the California market can be correctly ascertained. Phase I provides the integration and testing of all critical components as well as determines what protocols and rules have relevancy to future market conditions. Edison International staff will use this framework to learn the modeling system plus gain confidence in its usage as an operational tool. The human interface will also be modified as needed to maximize the efficacy of using the model for bidding and other strategies. The real-time data available from the PX/ISO will not have been determined during Phase but will be the focus when it becomes available for Phase II. Nonetheless, the ability of the model to simulate basic competitive strategies against human players will be tested in Phase I to ensure that the model performs as expected.

Phase II




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                                                   Policy Assessment Corporation

The second phase is the "operational model phase." In this phase the project team determines the available and actual real-time data from the ISO/PX and adds the analysis capabilities to take advantage of that data stream within the model. Advanced statistical methods (primarily associated with the technical analysis of commodity time series and cointegration) will be added to the model. These sub-systems determine the statistical qualities of the prices, supplies and demands in order to understand the underlying direction of their variance and averages. The software should be able to detect any pattern in a competitor's actions that may be detrimental to Edison International operations or whether competitors are somehow directly tracing any Edison International efforts.

In Phase III below, neural networks may be advantageous for the short-term forecasting of price and demand. Neural nets, however, do require specific data structures that would not yet be understood in the early days of the deregulation.

Both Phase II and Phase I use a sophisticated confidence/validity package called HYPERSENS. It can search essentially all the possible options to find those real-time strategies that ensure Edison International is not disadvantaged by the behaviors of competitors. HYPERSENS cannot only accommodate the uncertainty in competitor behavior, generator availability, and hourly demands, it can determine the set of options available that best meet Edison International goals.

Because the modeli eb11 hto analyze hourly data, test data sets will b eneredr 'dison atioistafftse as a means of learning and gaining confide l ej simitatiuIs will be mitigated as appropriate. Model testing with Edison International Staff is a significant part of the project to insure that the model does well under anticipated and unanticipated conditions. Synthetically produced data streams that approximate what is actually expected during the first quarter of 1997 will be used in the testing.

Phase III

The third phase is the "real-time implementation phase." Only after January 1, 1998 will real data be available for both analysis and real-time decision-making purposes. The modeling system described here will need to be monitored to insure that it produces the information Edison International expects. The system will contain software that notifies staff of any anomalies that may jeopardize the result's validity. Further, fail-safe" positions will be included that limit any financial exposure during the time interval before adequate data have become available to fully validate the system's operation. The algorithms will be "tuned" as appropriate and enhanced features are added as required. The model will also be benchmarked against "reference" assumption to determine its success rate compared to equilibrium conditions. The model methodology will, by default, certainly have the ability to determine the best bidding strategy given market information. The only area where added care and testing must be taken is in those strategies that respond directly to the aggressive actions of a competitor.


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                                                   Policy Assessment Corporation



Optional Follow-on Phases

As an intrinsic part of the system, the CIGMOD deregulation dynamics model will allow Edison International to test the impacts of others entering the California market (generation or marketing) or the impacts of (gas and electric) mergers, acquisitions, and takeovers among competitors or by Edison International. This could represent a Phase IV consulting effort. The consolidation (or dilution) of the market changes the strategies that a company must use to insure profitability. This effort would extend the short term (hour-to-hour to monthly) analyses to longer time frames, thereby providing company-wide analyses of the impacts of such longer-term strategies on day-to-day as well annual operations and profitability. This Phase can also test competitors' financial strategies which could impact Edison International's operations/profitability.

The ISO/PX system in California is premised on the assumption that DC analysis is adequate to determine system requirements and behaviors. Efforts of the project staff indicate that the AC considerations lead to significant additional opportunities for competitors to disadaae RoInte mational op q on Be of the advanced technical efforts to creat rfer capilities zitlin C may make this area the most crucial to insung avail of don In generating units. Adding AC consideiti i meini system clld represent a Phase V

The specifics of these potential Phases IV and V are not pursued further in this proposal.


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                                                   Policy Assessment Corporation

                         PROJECT TASKS AND DELIVERABLES


The project phases are designed as self-contained tasks whose completion verifies that step of the project. Phase I tasks use existing tools and convert them to reflect the detailed California PX/ISO specifications and protocols. Phase II tasks incorporate the data stream that will be available from the PX/ISO as soon as it is known and verifies that that system performs well under the expected and unexpected operational conditions of the PX/ISO. Phase III tasks fine tune the model parameters as soon as actual PX/ISO data support such adjustments. Further, Phase III provides support to Edison International staff as needed to insure maximum profitability from the system. For all phases, great effort will be made to keep Edison International staff fully cognizant of the model's technology and the model's operation.

                                  Phase I Tasks

                                      Tasks

1.) Review PX and ISO protocols and business opportunities: This task involves a detailed review of PX and ISO business and operational protocols and particularly the interactions between these two entities. The main goal is to become well versed with the ongoing changes in X ISQ udness ad opera and to become aware of which stra gies i e t t titi ithe ( lifrnia market. Deliverable:
The tteiiwj 5ocIntI

2.) Implement the Adud sole P M op tt al mode CPXISO): This tasks implements a reduced scale model that would closely approximate the operation of California's PX and ISO systems. This task starts with existing full scale models available to PAC and PSC. Included in this model will be the PX's energy auction model, the ISO Congestion Management model, and the interaction between these models. The full 6000 bus ISO linear programming model will be simulated using a much smaller set of buses and nodes (approximately 100 buses). This ISO model, even though it will be much smaller and much faster, will effectively simulate the results of the actual ISO simulation and dispatch. Data interfaces between PX, ISO, and deregulation model (CIGMOD) will also be developed. Data models for external systems will also be developed in this task. Deliverable: A working version of the CPXISO system.

3.) Incorporate strategies into system: Based on Task 1, the full spectrum of strategies will be developed for each of the participants in the market. This task will emphasize getting the "levers" into the model to allow for the development of ever more sophisticated strategies. The full range of strategies will be linked to the HYPERSENS subsystem and thereby allow the exhaustive testing and selection of strategies under uncertain future conditions.

Deliverable: Working HYPERSENS subsystem with implemented strategy levers.

4.? Adapt PAC's short-term load forecast (SLF) model to work for California's


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                                                   Policy Assessment Corporation

energy market: This task involves integrating and fine tuning the SLF model for California competitors and developing interfaces with the PX/ISO operational model. The system will forecast hourly demands for all players in and out of California. The SLF model produces hourly load forecasts for the next 7 days based on the historical loads, the historical weather, and the weather forecast. It re-estimates the relevant coefficients on a daily or hourly basis by live links to the weather service and existing conditions. Deliverable: Existing system with SLF integration.

5.) Develop interfaces between CIGMOD and CPXISO: The system interface includes system-control, Edison International data-entry, and Edison International bidding strategy output. The interface between the model and the operators will automate the input of hourly data, will produce timely reports and charts which effectively communicate the relevant information, and will facilitate the operator's decision making process. Deliverable: Existing System site tested interface.

6.) Add Edison International Proprietary Data: Any proprietary data that Edison International would like included can be added at this time. From this point forward, the databases of the model cannot be removed from Edison International of fices without written permission.

7.) Calibrate CIGMOD/CPXISO model to California and Edison International behavior: Data for each company and plant in the region will be incorporated into the model. This data will be available for use in determining bidding strategies (prices and quantities) and will be used to determine the operating income of Edison International and each of the com etit , a will tcludepa ts ea rates, fuel prices, variable and fixed C M,E id e ibe le model will be calibrated to competor and E abration process will test the model and wills lcaperfiing fi i ancial pameters. Deliverable: Existing model with tested simulation of all relevant companies.

8.) Test model with Edison International staff and update algorithms/interface:
This task will test the operation on the model to insure that the simulation of the ISO, PX, and company financials are accurate and that the interface is informative and easy to use. Strategies will be tested to insure that they are simulated correctly and that the results are reasonable. The algorithms and interface will be revised and enhanced as necessary.

Deliverable: Staff training and system with enhanced interface

9.) Test model and strategies against realistic conditions: The system will be used to test the basic strategies to determine the realistic impact of these strategies. The growing list of strategies will be tested in several sets of simulations. These simulations will test human strategy against human strategy and human strategy against machine strategy to determine the effectiveness of the strategies and to develop alternative strategies. As good strategies are developed, counter strategies will be developed, incorporated and tested for their robustness. The creativity of the human players will be very important in developing new strategies. After a new strategy is developed it will be automated and utilized by computer players.

Deliverable: Fully functional system except for real-time PX/ISO analysis. CIGMOD and associated software: Deliverable: At the beginning of the roiect h


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CIGMOD system will be implemented on the Edison International computer system used for this project.


                                 Phase II Tasks

                                      Tasks

Integration of California's market data into CIGMOD/CPXISO model: This task will determine the availability of the data from the PX and the ISO. The assessment will include the timing of the data, the company and node detail of the data, and the form and source of the data. Any expected or possible problems or inconsistencies of the data will be noted and solutions proposed.

Implement Al/statistical code into CIGMOD/CPXISO model:. The data stream will be analyzed to determine the use of the data stream in the forecasting of competitor actions, spot market prices, and other system values. The system will be modified to automatically analyze the data using accepted statistical and artificial intelligence methods.

Interface to real-time systems: . A real-time data retrieval system will be developed to bring in the data from the PX, the ISO, and other relevant data sources. Because Perot intimately knows the system, this task will provide Edison International with the best understanding of the data available.

Develop portfolio S eal-tin and eves will be developed by testin&leach Faty aty
o mket c on and competitor strategies. Portfolio an a me-dep ent packages of bids and demandsp iago .

Initial testing and training of Edison International staff: This task will test the operation of the system by creating a synthetic hour-by-hour data stream. Edison International staff will conduct the test after being trained on the use of the system. The results of the test will be used to revise and enhance the system. Market dry runs: The proposed strategies and portfolio rules will be tested in real-time to determine realistic use of strategies and the operation of the system. Multiple sample data streams will be developed to test all aspects of the system. The decision making process of the competitors will be split between human players and computerized decision rules. This test will be used to further enhance the strategies and counter strategies for Edison International in the California market.


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                                                   Policy Assessment Corporation


                                 Phase III Tasks

                                      Tasks

Monitor early use and fine tuning of market strategies and addition of new Al based strategies: During the first days of the deregulation, large amounts of new information will become available. This information will be used to immediately improve the performance of the system. The task will determine and update any simulation sub-systems needing tuning or enhancement. This task will also test and refine the fail-safe algorithm for bidding under the unlikely condition that the system warns users of an ambiguous situation.

Develop benchmark saving protocols and models: To determine the efficacy of the system, it needs to be benchmarked against "reference" conditions. This task will provide a secondary simulation that has the market acting according to assumed economic considerations such as marginal costs pricing or the existing trends in the market. A continuous accounting record of wins and losses will be maintained in the system.

Ongoing support Edison International staff: The PX/JSO protocols and rules will probably change regularly in the early period of deregulation. Further, new commission rulings must be expected. This task provides Edison International staff assistance in updating the system dt to reict n tio Further, it provides asstaein gdeve en w A changehe nature of the market 1operation. I



Edison International will be provided all software associated with the proposed modeling system, its documentation and all required training on use, operation, and modification. The specific strategies developed with Edison International and the associated proprietary Edison information will be for the exclusive use of Edison. The pre-existing software and generic algorithms and model it contains is a general purpose tool, as such it is not subject to exclusive use terms.
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                                                   Policy Assessment Corporation


                                  PROJECT TEAM

The project team is composed of experts from Policy Assessment Corporation
(PAC), Systematic Solutions, Inc. (SSI), and Perot System Consulting (PSC). Information on PAC, SSI and their products are provided in Section 2 of this document. Information on PSC is provided in Section 3. For the purposes of Phase I, Perot Systems Consulting and Systematic Solutions, Inc. are subcontractors to Policy Assessment Corporation. Because the later Phases may change slightly in scope due to changes in PX/ISO protocols or California commission rulings, the relationship among the staff may change for later Phases.

The primary staff for this project include:

Dr. George Backus (PAC): 20+ years of experience in electric utility planning and simulation, including direct electric deregulation experience in the U.K., knowledge of S. America and Australian deregulation, and direct experience in U.S. oil and gas deregulation.

Jeff Amlin (SSI): 20+ years of experience in electric utility planing and simulation including over 10 M fexp Ace in simtneregulation, decision making under dyna cs upert nand a rte s Iand long term forecasting.

Dr. Paul Gribik (P ): y experiene in ility opetions and planning within California. He is a key player in the development of the ISO protocols for California fully cognizant of transmission congestion issues. He has assisted the California utilities and WEPEX in developing a methodology to manage and price transmission congestion that will maximize the economic use of transmission while providing nondiscriminatory access.

Dr. Dariush Shirmohammadi (PSC): 20+ years of experience in electric utility planning and operations including extensive experience in electric restructuring and power flow issues. He is also fully cognizant of the California PX/ISO design and operation.

Dr. Hemant Lali (PSC): 20 years of experience in mathematical programming and modeling, including real-time data flow and neural network issues.

Dr. David Azoff (PSC): Extensive experience using neural networks to forecast prices and dynamics in the UK generation markets.


Other experts within the respective companies of the primary staff are also available for this project. The resumes of the primary staff are provided in
Section 4 of this document.


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                                                   Policy Assessment Corporation


                             PROJECT COST ESTIMATES

The purpose of this project is to develop a real-time software system that maximizes Edison International profitability after January 1, 1998, despite the action of existing and new competitors in the California marketplace. Edison International-specific transactions could exceed $50,000,000 per day. Positive variations in supply and demand, price, and costs conditions could have significant benefits to overall profitability in the deregulated environment.

Phase I would extend from June 1 to September 15, 1997. Phase II would extend from September 15th or earlier until December, 31, 1997. Phase HI would extend from January 1, 1998 to June 30th 1998 or longer.

Policy Assessment Corporation proposes a price not to exceed $850,000 for Phase I as defined (including travel expenses). The work for Phase I is to be completed by September 15th 1997 providing work begins on June 1St, 1997. This price will remain valid until Midnight, June 20th, 1997.

Invoicing is to be done in 3 parts based on these milestones:

    1) Completion       I -      base 1
    2) Completion       4 Tasli4- Chased
    3) Completion       7

Each invoice will represent one-third of the project cost.

Phases II and III are herein estimated for budgetary purposes only. Depending on protocol and rule changes, Phase II would require $500,000 to $750,000 of effort; Phase III would require $500,000 to $950,000 of effort (including travel expenses). Please note again that Phase III assumes six months of part-time technical support to Edison International staff on system use and operation. The total project then has a cost range of $1,850,000 to $2,550,000.


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